                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

(CHECK ONE): Form 10-K  X Form 20-F    Form 11-K    Form 10-Q    Form N-SAR
                       ---          ---          ---          ---            ---

            For Period Ended:  January 1, 2000
                               ------------------------------

                      [ ]  Transition Report on Form 10-K
                      [ ]  Transition Report on Form 20-F
                      [ ]  Transition Report on Form 11-K
                      [ ]  Transition Report on Form 10-Q
                      [ ]  Transition Report on Form N-SAR

-------------------------------------------------------------------------------
   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein
-------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the items to which the notification relates


PART I  REGISTRANT INFORMATION

Microfield Graphics, Inc.
------------------------------------------------------------------------------
Full Name of Registrant


Former Name if Applicable

7216 SW Durham Road,
------------------------------------------------------------------------------
Address of Principal Executive Officer (STREET AND NUMBER)

Portland, Oregon  97724
------------------------------------------------------------------------------
City, State and Zip Code

PART II  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

SEC 1344 (8-89)

              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

              (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

       More time is needed to complete the Form 10-K properly. Due to resignation of Microfield's Chief Financial Officer.

PART IV  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          John B. Conroy             (503)              620-4000
          -------------------       -------          ---------------
          (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                               Yes  X   No
                                                   ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               Yes    No  X
                                                         ---

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Microfield Graphics, Inc.
          ------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   March 31, 2000               By: /s/ John B. Conroy
       --------------------------       ---------------------------
                                        John B. Conroy
                                        President and Chief Executive Officer